U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2006

STERLING MINING COMPANY
(Exact name of registrant as specified in its charter)

000-51669
(Commission File No.)

Idaho	82-0300575
(State or Other Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2201 Government Way, Suite E, Coeur d'Alene, ID 83814
(Address of principal executive offices)

(208) 666-4070
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 20, 2006, Sterling Mining Company entered into a definitive purchase agreement with Essential Metals Corporation (EMC) to acquire the Big Creek tailings pond facility that Sterling Mining intends to use in conjunction with the operation of the ore concentrating mill for the Sunshine Mine.

Under the agreement, Sterling Mining agreed to pay $4.5 million and convey a 16-acre parcel of land to EMC in exchange for the tailings pond property and related easements, water rights and permits. Sterling Mining paid an initial deposit of $100,000 earlier in October 2006, an additional payment of $500,000 on October 20, 2006, and is required to make the final payment of $3.9 million on January 22, 2007. Sterling Mining can elect to take three monthly extensions of the final payment and closing to a final date of April 23, 2007, by paying $132,500 for each monthly extension. If Sterling Mining fails to make the final payment of $3.9 million when due under the agreement, after taking into account any extensions, it will forfeit to EMC the $600,000 that has been paid and the 16-acre parcel of land it agreed to convey to EMC as part of the purchase price for the tailings pond. At the present time Sterling Mining does not have the capital necessary to make the final payment under the agreement, and is the process of seeking debt and/or equity financing to fund the payment obligation. There is no assurance Sterling Mining will be successful in obtaining the financing necessary to complete the purchase.

Item 9.01	Financial Statements and Exhibits

The following exhibits are furnished with this report.

Exhibit No.	Description

10.1	Purchase and Sale Agreement with Essential Minerals Corporation dated October 20, 2006, excluding

Exhibit A Exhibit B1, B2 Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I (Exhibit J) Exhibit K Exhibit L Exhibit M Exhibit N	Legal description of Pond
Legal description of Stull Yard
Pond Deed
NPDES Permit Assignment
Decant Line Easements Assignment
Tailings Line Easement
Dam Safety Certificate Assignment
Water Rights Deed
Stull Yard Deed
(Intentionally Not Created)
Royalty Memo
BLM Easement Assignment
Monitoring Well Easement
Office Complex Easement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Date: October 23, 2006	By:	/s/ James N. Meek
James N. Meek, CFO